Exhibit 3.1

FIRST UNITED CORPORATION

BYLAWS

AS AMENDED AND RESTATED

on November 17, 2021

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on a date and at a time and a place set by the Board of Directors for the purpose of electing directors to succeed those whose terms shall have expired as of the date of such annual meeting and for the transaction of such other corporate business as may properly come before the meeting.

SECTION 2. Special Meetings. Special meetings of the stockholders may be called at any time for any purpose or purposes by the Chairman or the President, or by a majority of the Board of Directors, and shall be called by the Chairman, the President, or the Secretary upon the request in writing of holders of a majority of all the shares outstanding and entitled to vote on the business to be transacted at such meeting. Such request shall state the purpose or purposes of the meeting. The person to whom such request was made shall provide an estimate of the cost of the mailing and, upon payment of such cost, the notice of the meeting shall be mailed by the Corporation. If the person to whom such request in writing is made shall fail to issue a call for such meeting within ten (10) days after receipt of such request, then a majority of the Board of Directors or the stockholders owning of record a majority in amount of the stock of the Corporation, issued, outstanding and entitled to vote, may do so by giving ten (10) days’ prior written notice of the time, place and object of the meeting in the manner set forth in Article 1, Section 4 hereof. Business transacted at all special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of the meeting,

SECTION 3. Place of Holding Meetings. All meetings of stockholders shall be held at the principal office of the Corporation or elsewhere in the United States as designated by the Board of Directors.

SECTION 4. Notice of Meetings. Written notice of each meeting of the stockholders shall be mailed, postage pre-paid by the Secretary, to each stockholder entitled to vote thereat at his post office address, as it appears upon the books of the Corporation, at least ten (10) days but not more than ninety (90) days before, the meeting. Each such notice shall state the place, day, and hour at which the meeting is to be held and, in the case of any special meeting, shall state briefly the purpose or purposes thereof.

SECTION 5. Quorum. The presence in person or by proxy of the holders of record of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote thereat shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws. If less than a quorum shall be in attendance at the time for which the meeting shall have been called, the meeting may be adjourned from time to time by a majority vote of the stockholders present or represented, without any notice other than by announcement at the meeting, until a quorum shall attend. At any adjourned meeting at which a quorum shall attend, any business may be transacted which might have been transacted if the meeting had been held as originally called.

SECTION 6. Conduct of Meetings. Meetings of stockholders shall be presided over by the Chairman of the Board, or by a chairman to be elected by the Board of Directors prior to the meeting. The Secretary of the Corporation, or if he is not present, any Assistant Secretary shall act as Secretary of such meetings; in the absence of the Secretary and any Assistant Secretary, the presiding officer may appoint a person to act as Secretary of the meeting.

SECTION 7. Voting. At all meetings of stockholders, every stockholder entitled to vote thereat shall have one (1) vote for each share of voting stock standing in his name on the books of the Corporation on the date for the determination of stockholders entitled to vote at such meeting. Such vote may be either in person or by proxy appointed by an instrument in writing subscribed by such stockholder or his duly authorized attorney, bearing a date not more than dated, but need not be sealed, witnessed or acknowledged. All elections shall be had and all questions shall be decided by a majority of the votes cast at a duly constituted meeting, except as otherwise provided by law, in the Corporation’s charter, or by these Bylaws. If the chairman of the meeting shall so determine, a vote by ballot may be taken upon any election or matter, and the vote shall be so taken upon request of the holders of a majority of the shares entitled to vote on such election or matter. In either of such events, the proxies and ballots shall be received and be taken in charge and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes, shall be decided by the judge. Such judge shall be appointed by the Board of Directors prior to the meeting.

ARTICLE II

Board of Directors

SECTION 1. General Powers. The property and business of the Corporation shall be managed by the Board of Directors of the Corporation.

SECTION 2. Number of Directors; Qualifications. The number of directors shall be three (3) or such other number, but not less than three (3) nor more than twenty-five (25), as may be designated from time to time by resolution of a majority of the entire Board of Directors. Except for the Chairman of the Board if he or she is concurrently serving as the Chief Executive Officer and/or the President, no person shall be eligible for election to the Board of Directors at any meeting of stockholders if such person is or will be 72 years of age or older at any time during the calendar year in which such meeting is to be held.

SECTION 3. Election and Term of Office. The Board of Directors shall be divided into classes as described in the Articles of Incorporation. Each Director shall hold office until the expiration of the term for which the Director is elected, except as otherwise stated in these Bylaws, and thereafter until his or her successor has been elected and qualifies. Election of Directors need not be by written ballot, unless required by these Bylaws. Except as otherwise provided in these Bylaws or permitted by Maryland law, directors of the Corporation shall be elected by the stockholders. If at any meeting of stockholders directors of more than one class are to be elected, each class of directors shall be elected in a separate election. In elections for directors, if a quorum is present, directors shall be elected by a “majority of votes cast” (as defined herein), unless the election is contested, in which case directors shall be elected by a plurality of the votes cast. An election shall be contested if, as determined by the Board of Directors, the number of nominees exceeds the number of directors to be elected. For the purpose of this SECTION 3, a “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director (which shall include any votes that are “withheld” for that director). Any incumbent director who is nominated for election and fails to receive the required vote for reelection shall promptly deliver to the Board of Directors an irrevocable offer to resign from the Board of Directors. The Board of Directors will consider such director’s offer to resign, taking into consideration any such factors that the Board of Directors deems relevant in deciding whether to accept such director’s resignation, including any recommendation of its Nominating and Corporate Governance Committee. Any director whose offer to resign is under consideration may not participate in any deliberation or vote of the Board of Directors (or committee thereof) regarding such offer, but may participate in the deliberation or vote of any other business transacted by the Board of Directors (or committee thereof). Within ninety (90) days after the date of certification of the election results, the Board of Directors will determine whether to accept or reject such director’s offer to resign. Notwithstanding the foregoing, in the event that no nominee for director receives the vote required pursuant to this SECTION 3, any and all directors may participate in the Board of Directors’ deliberation and vote regarding the directors’ offers to resign.

SECTION 4. Nomination of Directors.

(a)            Nominations of persons for election to the Board of Directors may be made: (i) by or at the direction of the Board of Directors; (ii) by any person who both (A) has complied with the notice procedures set forth in SECTION 4(b) and, at the time of giving the notice required by SECTION 4(b), is the record owner of any outstanding capital securities of the Corporation and (B) is entitled to vote such capital securities for the election of directors at the meeting at which directors are to be elected; and (iii) by any stockholder or group of stockholders pursuant to SECTION 14 of Article II of these Bylaws.

(b)            To assure that stockholders and the Corporation have a reasonable opportunity to consider nominations to be brought before a meeting of stockholders and to allow for full information to be distributed to stockholders, a stockholder properly may bring nominations before a meeting of stockholders pursuant to SECTION 4(a)(ii) only if the stockholder notifies the Corporation, in writing, of the stockholder’s intention to make the nomination at such meeting not less than 150 days nor more than 180 days prior to the date of such meeting, which, for purposes of this SECTION 4(b), shall be deemed to be on the same date as the annual meeting of stockholders for the preceding year. Such written notice shall be delivered or mailed to the Chairman of the Board or the President of the Corporation and contain the following information to the extent known by the notifying stockholder: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the number of shares of capital stock of the Corporation owned by each proposed nominee; (iv) the name and residence address of the notifying stockholder; (v) the number of shares of capital stock of the Corporation owned by the notifying stockholder; (vi) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; and (vii) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee. A nomination pursuant to SECTION 4(a)(ii) that is not made in accordance with this SECTION 4(b) shall be disregarded and, upon the meeting chairman’s instructions, the judge of elections shall disregard all votes cast for each nominee.

SECTION 5. Filling Vacancies. In the case of any vacancy in the Board of Directors through death, resignation, disqualification, removal or other cause, the remaining directors, by affirmative vote of the majority thereof, may elect a successor to hold office for the unexpired term of a director whose place shall be vacant until the election of his successor or until he shall be removed prior thereto by an affirmative vote of the holders of the holders of a majority of the stock. Similarly and in the event of the number of directors being increased as provided in these Bylaws, the additional directors so provided for shall be elected by the directors already in office, and shall hold office until the next annual meeting of stockholders and thereafter until his or their successors shall be elected. A director of the Corporation may only be removed during the director’s term of office for cause, which means criminal conviction of a felony, unsound mind, adjudication of bankruptcy, or conduct prejudicial to the interest of the Corporation, by the affirmative vote of a majority of the entire Board of Directors of the Corporation ( exclusive of the director being considered for removal) or by the affirmative vote of a majority of the outstanding capital stock of the Corporation entitled to vote for the election of directors. Stockholders shall not have the right to remove directors without such cause. Any attempt or special meeting of stockholders to remove a director for cause shall be permitted only after notice to the director describing the specific charges constituting cause thereunder, and a hearing at which the director has a full opportunity to refute the charges.

SECTION 6. Place of Meeting. The Board of Directors may hold their meetings and have one or more offices, and keep the books of the Corporation, either within or outside the State of Maryland, at such place or places as they may from time to time determine by resolution or by written consent of the directors. The Board of Directors may hold their meetings by conference telephone or other similar electronic communications equipment in accordance with the provisions of Maryland General Corporations Law.

SECTION 7. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by resolution of the Board, provided that notice of every resolution of the Board fixing or changing the time or place for the holding of regular meetings of the Board shall be mailed to each director at least three (3) days before the first meeting held in pursuance thereof. The annual meeting of the Board of Directors shall be held at the next regularly scheduled meeting of the Board following the annual stockholders’ meeting at which a Board of Directors is elected. Any business may be transacted at regular meetings of the Board.

SECTION 8. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by direction of the Chairman or the President, and must be called by the Chairman, the President or the Secretary upon written request of a majority of the Board of Directors, by mailing the same at least two (2) days prior to the meeting, or by personal delivery, facsimile transmission, telegraphing or telephoning the same on the day before the meeting, to each director; but such notice may be waived by any other director. Unless otherwise limited in the notice thereof, any and all business may be transacted at any special meetings. At any meeting at which every director shall be present, even though without notice, any business may be transacted and any director may in writing waive notice of the time, place and objects of any special meeting.

SECTION 9. Quorum. A majority of the whole number of directors shall constitute a quorum for the transaction of business at all meetings of the Board of Directors, but, if at any meeting less than a quorum shall be present, a majority of those present may adjourn the meeting from time to time. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors except as may be otherwise specifically provided by law or by the Corporation’s Articles of Incorporation or by these Bylaws.

SECTION 10. Compensation of Directors. Directors shall be entitled to receive from the Corporation reimbursement of the expenses incurred in attending any regular or special meeting of the Board. The Board of Directors, by resolution of the Board, may provide for compensation to be paid to directors for their services, and may set a fixed sum for attendance at each regular or special meeting of the Board and of any committee of the Board on which directors serve. Such reimbursement and compensation shall be payable whether or not an adjournment be had because of the absence of a quorum. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor; provided, however, that directors who are employees of the Corporation shall not be entitled to any additional compensation for their services as directors.

SECTION 11. Executive Committee. The Board of Directors may appoint from among its members, by resolution passed by a majority of the whole Board, an Executive Committee, to consist of two or more of the directors of the Corporation. Except to the extent specified by resolution of the Board, the Executive Committee shall have and may exercise the powers of the Board of Directors, and may authorize the seal of the Corporation to be affixed to all papers which may require it. The Executive Committee shall be responsible for reviewing and recommending changes to the Corporation’s insurance pro-gram, overseeing compliance with the Corporation’s Bylaws and Articles of Incorporation, supervising the Corporation’s CEO, recommending to the Board a compensation policy for the CEO and other executive officers of the Corporation and its subsidiaries, recommending changes to the CEO’s compensation package based on performance reviews, monitoring the performance of the Corporation and its subsidiaries, recommending changes to the Corporation’s and subsidiaries’ personnel policies, serving as a director nomination committee, and shall function with the authority of the full Board between meetings of the Board. The Executive Committee shall consist of the Chairman of the Board, the President, and such other directors as may be deter-mined by the Board. The Executive Committee shall meet at such time as may be fixed by the Committee or upon call of the Chairman of the Board. A majority of members of the Executive Committee shall have and exercise the authority of the Board of Directors in the interval between the meetings of the Board of Directors as permitted by applicable law.

SECTION 12. Audit Committee. The Board of Directors shall appoint from among its members, by resolution passed by a majority of the whole Board, an Audit Committee, to consist of two or more of the directors of the Corporation, none of whom shall be officers or employees of the Corporation and each of whom shall be independent of management of the Corporation. The duties of this committee shall be to review annually of the affairs of the Corporation and to report to the Board of Directors on its review, including whether adequate internal audit controls and procedures are being maintained, and make recommendations to the Board of Directors regarding changes in the manner of doing business, all as shall be deemed advisable. The Audit Committee shall also recommend to the Board of Directors on the selection of the firm of independent certified public accountants to audit the books and records of the Corporation. The Audit Committee shall review significant audit and accounting principles, policies and practices, meet with the Corporation’s auditors to review the Corporation’s internal auditing functions, meet with the Corporation’s independent auditors to review the results of the annual examination, and review the recommendations of the auditors.

SECTION 13. Other Committees. The Board of Directors from time to time establish other committees of the Board to consist of two or more of the directors of the Corporation, and, by resolution passed by a majority of the whole Board, provide for such committees to have and to exercise such powers and authority and to perform such duties as may be assigned to it by the Board. Such committee or committees shall have such names as may be assigned to them by the Board. The members of any such committees shall be appointed by the Chairman of the Board and approved by the Board.

SECTION 14. Proxy Access.

(a)            Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to this SECTION 14, the Corporation shall include in its proxy materials for such annual meeting the name, together with the Required Information (as defined below), of any person nominated for election (the “Stockholder Nominee”) to the Board of Directors by a stockholder or group of no more than 20 stockholders (provided that, for this purpose, any two or more funds will count as one stockholder if such funds are (i) under common management and investment control, (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940) that satisfies the requirements of this SECTION 14 (such stockholder or group of stockholders, the “Eligible Stockholder”) and expressly elects at the time of providing the notice required by this SECTION 14 (the “Notice of Proxy Access Nomination”) to have its Stockholder Nominee included in the corporation’s proxy materials pursuant to this SECTION 14. As used in this SECTION 14, the phrase “Required Information” means (x) information provided to the Chairman of the Board or the President of the Corporation by the Eligible Stockholder concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy materials under the Exchange Act and (y) if the Eligible Stockholder so elects, a written statement, not to exceed 500 words, in support of its Stockholder Nominee’s candidacy. Notwithstanding anything to the contrary contained in this SECTION 14, the Corporation may solicit against, and include in the proxy materials the Corporation’s own statement relating to any Eligible Stockholder or any Stockholder Nominee, and omit from its proxy materials any information relating to any Eligible Stockholder or any Stockholder Nominee that (A) is untrue in any material respect, (B) omits a material fact necessary in order to make the information, in light of the circumstances, not misleading, or (C) would violate any applicable law or regulation.

(i)            If the Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder set forth in this SECTION 14, including the Minimum Holding Period (as defined in SECTION 14(b)(ii) below), applies to each member of such group; provided, however, that the Required Ownership Percentage (as defined in SECTION 14(b)(ii) below) shall apply to the ownership of the group in the aggregate. No stockholder may join more than one group of stockholders per annual meeting.

(ii)            The Notice of Proxy Access Nomination will be timely only if it is received by the Chairman of the Board or President of the Corporation not less than 150 days nor more than 180 days prior to the date of the subject annual meeting of stockholders, which, for purposes of this SECTION 14(a)(ii), shall be deemed to be on the same date as the annual meeting of stockholders for the preceding year (such 150th day, the “Final Proxy Access Nomination Date”); provided, however, that, subject to the last sentence of this SECTION 14(a)(ii), if the subject annual meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, then the Notice of Proxy Access Nomination must be received by the secretary of the Corporation not later than the close of business on the later of (x) the 90th day before such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made, and the “Final Proxy Access Nomination Date” shall be the later of such dates. In no event shall an adjournment or postponement of an annual meeting of stockholders for which notice has been given commence a new time period for the giving of a Notice of Proxy Access Nomination.

(iii)            The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (x) three and (y) 25% of the total number of directors in office as of the Final Proxy Access Nomination Date (rounded down to the nearest whole number) (the “Proxy Access Nominee Maximum”). If the Board of Directors resolves to reduce the size of the Board of Directors after the Final Proxy Access Nomination Date but before the date of the subject annual meeting, then the maximum number of Stockholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. The following persons shall not be counted as a Stockholder Nominee for purposes of determining whether the Proxy Access Nominee Maximum has been reached:

(A)            any person serving on the Board of Directors as of the Final Proxy Access Nomination Date who (x) will be included as a management nominee for the Board of Directors in the Corporation’s proxy materials for the annual meeting to which the Proxy Access Nominee Maximum determination relates and (y) was included in the Corporation’s proxy materials as a Stockholder Nominee pursuant to this SECTION 14 for either of the two preceding annual meetings; or

(B)            any individual nominated by an Eligible Stockholder for inclusion in the Corporation’s proxy materials pursuant to this SECTION 14 and: (x) who the Board of Directors decides to nominate as a nominee of the Board of Directors; or (y) whose nomination is subsequently withdrawn (whether before or after the Final Proxy Access Nomination Date).

(iv)            Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the corporation’s proxy materials pursuant to this SECTION 14 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy materials if the total number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this SECTION 14 exceeds the Proxy Access Nominee Maximum. If the number of Stockholder Nominees submitted by Eligible Stockholders exceeds the Proxy Access Nominee Maximum, then the highest-ranking Stockholder Nominee who meets the requirements of this SECTION 14 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the Proxy Access Nominee Maximum is reached. Selection will be in order of the amount (from largest to smallest) of voting shares of the Corporation’s capital stock that each Eligible Stockholder disclosed as owned in its respective Notice of Proxy Access Nomination. If the Proxy Access Nominee Maximum is not reached after the highest-ranking Stockholder Nominee who meets the requirements of this SECTION 14 from each Eligible Stockholder has been selected, then this process will continue as many times as necessary, following the same order each time, until the Proxy Access Nominee Maximum is reached.

(b)            For purposes of this SECTION 14, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of capital stock of the Corporation as to which the stockholder possesses both (x) the full voting and investment rights pertaining to such shares and (y) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares, provided that the number of shares calculated in accordance with foregoing clauses (x) and (y) shall not include any shares: (1) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale; (2) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of the capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party would have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares or hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or its affiliates.

(i)            For this purpose, a stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder (x) retains the right to instruct how the shares are voted with respect to the election of directors and the right to direct the disposition thereof and (y) possesses the full economic interest in the shares, in each case subject to the limitations in SECTION 14(b) above. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has (1) delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder or (2) loaned such shares provided that the stockholder has the power to recall such loaned shares on five business days’ notice. For purposes of this SECTION 14, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto by Rule 12b-2 under the Exchange Act.

(ii)            To make a nomination pursuant to this SECTION 14, an Eligible Stockholder (x) must have owned 3% or more (the “Required Ownership Percentage”) of the Corporation’s outstanding common stock (the “Required Shares”) continuously for three years or more (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is received by the secretary of the corporation in accordance with this SECTION 14 and the record date for determining the stockholders entitled to vote at the annual meeting of stockholders and (y) must continue to own the Required Shares through the date of such annual meeting.

(iii)            To make a nomination pursuant to this SECTION 14, within the time period specified for delivering the Notice of Proxy Access Nomination, an Eligible Stockholder must provide the following information in writing to the Chairman of the Board or President of the Corporation:

(A)            the number of shares it is deemed to own for the purposes of this SECTION 14;

(B)            written statement(s), from a person and in a form acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act, verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is received by the Chairman of the Board or President of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares;

(C)            the Eligible Stockholder’s agreement to provide, within five business days after the record date for the annual meeting, written statement(s), from a person and in a form acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act, verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(D)            a copy of the Schedule 14N that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

(E)            the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder’s notice of nomination pursuant to SECTION 4(a)(ii) of this Article II;

(F)            a representation that the Eligible Stockholder:

(1)            acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent;

(2)            will maintain ownership of the Required Shares through the date of the subject annual meeting;

(3)            has not nominated and will not nominate for election any individual as a director at the annual meeting, other than its Stockholder Nominee(s) pursuant to this SECTION 14;

(4)            has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation,” within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;

(5)            agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the annual meeting or applicable to the filing and use, if any, of soliciting material;

(6)            will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not or will not omit to state a material fact necessary in order to make the communications, in light of the circumstances under which they were made, not misleading; and

(7)            an undertaking that the Eligible Stockholder agrees to: (x) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, in each case in connection with the Eligible Stockholder’s use of this SECTION 14 or efforts to elect its Stockholder Nominee(s); (y) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this SECTION 14; and (z) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(c)            To be eligible for nomination pursuant to this SECTION 14, within the time period specified for delivering the Notice of Proxy Access Nomination, a Stockholder Nominee must deliver to the Chairman of the Board or President of the Corporation:

(i)            a consent of such Stockholder Nominee to being named in the proxy materials as a nominee and to serving as a director if elected;

(ii)            the information required with respect to such Stockholder Nominee if he were a person nominated for election or reelection as a director pursuant to SECTION 4(a)(ii) of this Article II;

(iii)            a written representation and agreement that such Stockholder Nominee (x) will submit all questionnaires required by the Corporation of its directors and director nominees; and (y) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not or will not omit to state a material fact necessary in order to make the communications, in light of the circumstances under which they were made, not misleading;

(iv)            such additional information requested by the Corporation as necessary to permit the Board of Directors to determine if such Stockholder Nominee is independent under the listing standards of each principal U.S. exchange upon which the capital stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors; and

(v)            If any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders (x) ceases to be true and correct in all material respects or (y) requires disclosure of a new material fact to make the information or communications, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Chairman of the Board or President of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect.

(d)            The Corporation shall not be required to include, pursuant to this SECTION 14, a Stockholder Nominee in its proxy materials for an upcoming annual meeting of stockholders:

(i)            for which the Chairman of the Board or President of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in SECTION 4 of this Article II;

(ii)            if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation,” within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the upcoming annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors;

(iii)            if the Stockholder Nominee is or becomes a party to any compensatory, payment, reimbursement, indemnification or other financial agreement, arrangement or understanding with any individual or entity other than the Corporation or a wholly owned subsidiary of the Corporation, or has received or will receive any such compensation, reimbursement, indemnification or other payment from any individual or entity other than the Corporation or a wholly owned subsidiary of the Corporation, in each case in connection with candidacy or service as a director of the Corporation (other than agreements providing only for indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a director) unless the amount(s) of compensation, source(s) of compensation, payment criteria, form and timing of compensation, and all other material terms and conditions with respect to such compensatory, payment, reimbursement, indemnification or other financial agreements, arrangements or understandings are fully and accurately disclosed in the Schedule 14N referred to in SECTION 14(b)(iii)(D) above;

(iv)            who is not independent under the listing standards of any principal U.S. exchange upon which the Corporation’s capital stock is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors;

(v)            whose election as a director would cause the Corporation to be in violation of these Bylaws, the Corporation’s charter, the rules and listing or governance standards of any principal U.S. exchange upon which the Corporation’s capital stock is listed, or any applicable state or federal law, rule or regulation;

(vi)            who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(vii)            who is subject to an event for which disclosure would be required in the proxy statement for the upcoming annual meeting by Item 401(f) of Regulation S-K promulgated by the Securities and Exchange Commission;

(viii)            who is subject to any disqualification event specified in Rule 506(d) under the Securities Act of 1933, as amended;

(ix)            if such Stockholder Nominee, or the Eligible Stockholder that nominated such Stockholder Nominee, has provided information to the Corporation or its stockholders with respect to such nomination that was untrue in any material respect or that omitted to state a material fact necessary to make the information, in light of the circumstances under which it was provided, not misleading; or

(x)            if such Stockholder Nominee, or the Eligible Stockholder that nominated such Stockholder Nominee, fails to comply with his, her or its obligations pursuant to these Bylaws, including, but not limited to, this SECTION 14.

(e)            Notwithstanding anything to the contrary set forth in this SECTION 14, the Board of Directors or the chairman of the annual meeting may declare the nomination of a Stockholder Nominee by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i)            Such Stockholder Nominee and/or such Eligible Stockholder has breached his, her or its obligations under this SECTION 14; or

(ii)            such Eligible Stockholder (or a qualified representative thereof) does not appear at the subject annual meeting to present such nomination pursuant to this SECTION 14.

(f)            Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (x) withdraws from or becomes ineligible or unavailable for election at the annual meeting or (y) does not receive the affirmative vote of at least 25% of the shares represented in person or by proxy at such meeting and entitled to vote in the election of directors will be ineligible to be a Stockholder Nominee pursuant to this SECTION 14 for the next three annual meetings. For the avoidance of doubt, this SECTION 14(f) shall not prevent any stockholder from nominating any person to the Board of Directors pursuant to and in accordance with SECTION 4(a)(ii) of this Article II.

ARTICLE III

Officers

SECTION 1. Election and Tenure. The officers of the Corporation shall be the Chairman of the Board, a President, one or more Vice-Presidents (if so elected by the Board of Directors), a Secretary and a Treasurer, and such other officers as the Board of Directors from time to time may consider necessary for the proper conduct of the business of the Corporation. The officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. The Chairman of the Board and the President shall be directors and the other officers may, but need not be, directors. any two or more of the above offices, except those of President and Vice President, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or by these Bylaws to be executed, acknowledged or verified by any two or more offices. Except where otherwise expressly provided in a contract duly authorized by the Board of Directors, all officers and agents of the Corporation shall be subject to removal at any time by the affirmative vote of a majority of the whole board of Directors, and all officers, agents, and employees, other than officers appointed by the Board of Directors, shall hold office at the discretion of the Board of Directors and/or of the officers appointing them.

SECTION 2. Powers and Duties of the Chairman of the Board. The Chairman of the Board shall be the chief executive officer of the Corporation and shall have general charge and control of all its business affairs and properties. He shall preside at all meetings of the stockholders and the Board of Directors, except as provided in Article 1 section 6. the Chairman of the Board shall have all general powers conferred by these Bylaws or by law, including the power to sign, execute and deliver in the name and on behalf of the Corporation all authorized bonds, contracts and other obligations of the Corporation. He shall the general powers and duties of supervision and management usually vested in the chief executive officer. The Chairman shall be ex-officio a member of all the standing committees, except any audit or examining committee. He shall do and perform such other duties as may, from time to time, be assigned to him by the Board of Directors.

SECTION 3. Powers and Duties of the President. The President shall supervise the carrying out of the policies adopted or approved by the Board of Directors. He shall have general executive powers as well as specific powers and duties as may be conferred upon or assigned to him by the Board of Directors. In the case of the absence or disability of the Chairman, the duties of that offices shall be performed by the President.

SECTION 4. Powers and Duties of the Vice President. The Board of Directors may elect one or more Vice Presidents. Any Vice President 9 unless otherwise provided by resolution of the Board of Directors) may sign and execute all authorized bonds, contracts, or other obligations in the name of the Corporation. Each Vice President shall have such other powers and shall perform such other duties as may be assigned to him by the Board of Directors, by the Chairman, or by the President. In case of the absence or disability of the President, the duties of that office shall be performed by any Vice President. Any Vice President may, in the discretion of the Board of Directors, be designated as “ executive,” “senior,” or by departmental or functional classification.

SECTION 5. Powers and Duties of the Secretary. the Secretary shall give , or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these Bylaws, and in case of hi absence or refusal or neglect to do so, any such notice may be given by any person thereunto directed by the Chairman, or by the directors or stockholders upon whose written requisition the meeting is called as provided in these Bylaws. The Secretary shall record all the proceeding of the meetings of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman or the President, and attest the same. In general, the Secretary shall perform all the duties generally incident to the office of Secretary, subject to the control of the Board of Directors, the Chairman and the President.

SECTION 6. Powers and Duties of Treasurer. The Treasurer shall have custody of all the funds and securities of the Corporation, and he shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. He shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements. He shall render to the Chairman, the President and the Board of Directors, whenever any of them so requests, an account of all his transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall give the Corporation a bond, if required by the Board of Directors, in a sum, and with one or more sureties, satisfactory to the Board of Directors, for the faithful performance of the duties of his office and for the restoration to the Corporation in case of his death, resignation, retirement or removal from office of all books, papers, vouchers, moneys and other properties of whatever kind in his possession or under his control belonging to the Corporation. The Treasurer shall perform all the duties generally incident to the office of the Treasurer, subject to the control of the Board of Directors, the Chairman and the President.

SECTION 7. Powers and Duties of Other Assistant Officers. Each assistant officer shall assist in the performance of the duties of the officer to whom he is assistant and shall perform such duties in the absence of the officer. He shall perform such additional duties as the Board of Directors, the Chairman, the President, or the officer to whom he is assistant may from time to time assign him. Such officers may be given such functional titles as the Board of Directors shall from time to time determine.

ARTICLE IV

Capital Stock

SECTION 1. Stock Certificates. The certificates for shares of the stock of the Corporation shall be of such form not inconsistent with the Certificate of Incorporation, or its amendments, as shall be approved by the Board of Directors. All certificates shall contain the manual or facsimile signature of the Chairman or the President and the Secretary or an Assistant Secretary, and shall contain the seal of the Corporation. All certificates for each class of stock shall be consecutively numbered. The name of the person owning the shares issued and the address of the holder shall be entered in the Corporation’s books. All certificates surrendered to the Corporation for transfer shall be canceled and, subject to SECTION 3 of this ARTICLE IV, no new certificates representing the same number of shares shall be issued until the former certificate or certificates for the same number of shares shall have been so surrendered, and canceled, unless a certificate of stock be lost or destroyed, in which event another may be issued in its stead upon proof of such loss or destruction, provided that the Corporation may require, in its discretion, the giving of a bond of indemnity satisfactory to the Corporation. Both such proof and such bond shall be in a form approved by the general counsel of the Corporation and by the Transfer Agent of the Corporation and by the Registrar of the stock.

SECTION 2. Transfer of Shares. Subject to SECTION 3 of this ARTICLE IV, shares of the capital stock of the Corporation shall be transferred on the books of the Corporation only by the holder thereof in person or by his attorney upon, surrender and cancellation of certificates for a like number of shares as hereinbefore provided.

SECTION 3. Uncertificated Stock. Notwithstanding any other provision of these By-laws, the Board of Directors may adopt a system of issuance, recordation and transfer of shares of stock of the Corporation by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for any required statements on certificates, and as may be required by applicable corporate securities laws, which system has been approved by the United States Securities and Exchange Commission. Any system so adopted shall not become effective as to issued and outstanding certificated shares until the certificates therefor have been surrendered to the Corporation.

SECTION 4. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share in the name of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Maryland.

SECTION 5. Closing Transfer Books. The Board of Directors may fix the period, not exceeding twenty (20) days, during which time the books of the Corporation shall be closed against transfers of stock, or, in lieu thereof, the directors may fix a date not less than ten (10) days nor more than ninety (90) days preceding the date of any meeting of stockholders or any dividend payment date or any date for the allotment of rights, as a record date for the determination of the stockholders entitled to notice of and to vote at such meeting or to receive such dividends or rights as the case may be; and only stockholders of record on such date shall be entitled to notice of and to vote at such meeting or to receive such dividends or rights as the case may be.

ARTICLE V

Bank Accounts and Loans

SECTION 1. Bank Accounts. Such officers or agents of the Corporation as from time to time shall be designated by the Board of Directors shall have authority to deposit any funds of the Corporation in such banks or trust companies as shall from time to time be designated by the Board of Directors and such officers or agents as from time to time authorized by the Board of Directors may withdraw any or all of the funds of the Corporation so deposited in any bank or trust or trust company, upon checks, drafts or other instruments or orders for the payment of money, drawn against the account or in the name or behalf of this Corporation, and made or signed by such officers or agents; and each bank or trust company with which funds of the Corporation are so deposited is authorized to accept, honor, cash and pay, without limit as to amount, all checks, drafts or other instruments or orders for the payment of money, when drawn, made or signed by officers or agents so designated by the Board of Directors until written notice of the revocation of the authority of such officers or agents by the Board of Directors shall have been received by such bank or trust company. There shall from time to time be certified to the banks or trust companies in which funds of the Corporation are deposited, the signature of the officers or agents of the Corporation so authorized to draw against the same. In the event that the Board of Directors shall fail to designate the persons by whom checks, drafts and other instruments or orders for the payment of money shall be signed, as hereinabove provided in this Section, all of such checks, drafts and other instruments or orders for the payment of money shall be signed by the Chairman, the President or a Vice President and counter-signed by the Secretary or Treasurer or an Assistant Secretary or an Assistant Treasurer of the Corporation.

SECTION 2. Loans. Such officers or agents of the Corporation as from time to time shall be designated by the Board of Directors shall have authority to effect loans, advances or other forms of credit at any time or times for the Corporation from such banks, trust companies, institutions, corporations, firms or persons as the Board of Directors shall from time to time designate, and as security for the repayment of such loans, advances, or other forms of credit to assign, transfer, endorse, and deliver, either originally or in addition or substitution, any or all stock, bonds, rights, and interests of any kind in or to stocks or bonds, certificates of such rights or interests, deposits, accounts, documents covering merchandise, bills and accounts receivable and other commercial paper and evidences or debt at any time held by the Corporation; and for such loans, advances, or other forms of credit to make, execute and deliver one or more notes, acceptances or written obligations of the Corporation on such terms, and with such provisions as to the security or sale or disposition thereof as such officers or agents shall deem proper; and also to sell to, or discount or rediscount with, such banks, trust companies, institutions, corporations, firms or persons any and all commercial paper, bills receivable, acceptances and other instruments and evidences of debt at any time held by the Corporation, and to that end to endorse, transfer and deliver the same. There shall from time to time be certified to each bank, trust company, institution, corporation, firm or person so designated the signature of the officers or agents so authorized; and each bank, trust company, institution, corporation, firm or person is authorized to rely upon such certification until written notice of the revocation by the Board of Directors of the authority of such officers or agents shall be delivered to such bank, trust company, institution, corporation, firm or person.

ARTICLE VI

Miscellaneous Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year.

SECTION 2. Notices. Whenever, under the provisions of these Bylaws, notice is required to be given to the Corporation or to any director, officer or stockholder, unless otherwise provided in these Bylaws, such notice shall be deemed duly given if in writing, and personally delivered, or sent by telefax, or telegram, or by mail, by depositing the same in the U. S. mails, postage postpaid, addressed to the Corporation at its principal executive office, and to each director, officer or stockholder to whom such notice is given at his or her address as it appears on the books of the Corporation, or in default of any other address, to such director, officer or stockholder at the general post office in the City of Oakland, Maryland. Such notice shall be deemed to be given at the time the same is so personally delivered, telefaxed, telegraphed or so mailed. Any person may waive any notice required to be given under these Bylaws.

SECTION 3. Voting Upon Stocks. Unless otherwise ordered by the Board of Directors, the Chairman, the President and the Vice President, or either of them, shall have full power and authority on behalf of the Corporation to attend and to vote and to grant proxies to be used at any meetings of stockholders of any corporation in which the Corporation may hold stock.

ARTICLE VII

Amendment of Bylaws

These Bylaws may be repealed, altered, amended, or rescinded, and new bylaws may be adopted, by (a) the Board of Directors and/or (b) the stockholders of the Corporation at a meeting thereof duly called and held in accordance with the provisions of these Bylaws and applicable law, upon the affirmative vote of at least two-thirds of all votes entitled to be cast at such meeting.

ARTICLE VIII

Indemnification

SECTION 1. Interpretation. As used in this Article VIII, any word or words that are defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Indemnification Section”), as amended from time to time, shall have the same meaning as provided in the Indemnification Section.

SECTION 2. Indemnification of Directors and Officers. The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section. Notwithstanding the foregoing, the Corporation shall be required to indemnify a director or officer in connection with a proceeding commenced by such director or officer against the Corporation or its directors or officers only if the proceeding was authorized by the Board of Directors.

SECTION 3. Indemnification of Other Agents and Employees. With respect to an employee or agent, other than a director or officer of the Corporation, the Corporation may, as determined by and in the discretion of the Board of Directors of the Corporation, indemnify and advance expenses to such employees or agents in connection with a proceeding to the extent permitted by and in accordance with the Indemnification Section.

END OF BYLAWS